Exhibit 5.1
[Thompson Hine LLP letterhead]
May 19, 2008
Lexmark International, Inc.
One Lexmark Centre Drive
740 West New Circle Road
Lexington, Kentucky 40550
Ladies and Gentlemen:
     We have acted as counsel to Lexmark International, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”) covering the Company’s debt securities (the “Debt Securities”). The Debt Securities may be issued and sold from time to time by the Company after the Registration Statement, to which this opinion is an exhibit, becomes effective.
     In so acting, we have examined the Registration Statement and such other corporate records, documents, certificates and other instruments as we considered necessary or appropriate for the purposes of this opinion.
     Upon the taking of appropriate corporate action by the Company to approve the issuance and terms of the Debt Securities, the terms of the offering thereof and of any indenture or other agreement or instrument defining the terms of the Debt Securities (such indenture or other agreement or instrument with any amendment or supplement thereto, the “Indenture”) and related matters; the effectiveness of the Registration Statement; the due execution and delivery by the parties thereto of the Indenture; the qualification of the Indenture under the Trust Indenture Act of 1939, as amended; the due execution of the Debt Securities on behalf of the Company; the due authentication of the Debt Securities by the relevant trustee under the Indenture; and the sale and delivery at the price and in accordance with the terms set forth in the Registration Statement and the supplement or supplements to the prospectus included therein, the Debt Securities will be duly and validly authorized, and will constitute valid and legally binding obligations of the Company, entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles regardless of whether such enforceability is considered in a proceeding of law or equity.
     The foregoing opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and may not be relied upon for any other purpose by any other person, firm or corporation. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters. This opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. This opinion speaks as of the date hereof, and we assume no obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Validity of debt securities” in the Registration Statement.
     Very truly yours,
     /s/ THOMPSON HINE LLP